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                                                                    EXHIBIT 10.1



                              SEVERANCE AGREEMENT

                  THIS SEVERANCE AGREEMENT ("Agreement") is made and effective as of the 30th of May, 2003, by and between RELIANT RESOURCES, INC., a Delaware corporation having its principal place of business in Houston, Harris County, Texas, and Robert W. Harvey, an individual currently residing in Harris County, Texas ("Executive").

                  WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel; and

                  WHEREAS, the Board recognizes that, as is the case with many publicly held corporations, the possibility of a Change of Control exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

                  WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change of Control;

                  NOW, THEREFORE, the Company and Executive have entered into this Agreement, on the terms and conditions hereinafter stated.

         1. DEFINITIONS: The following terms shall have the meanings set forth below.

                  "AFFILIATE" means any company controlled by, controlling or under common control with the Company within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the "Code").

                  "BOARD" means the board of directors of the Company.

                  "CAUSE" means Executive's (a) gross negligence in the performance of Executive's duties, (b) intentional and continued failure to perform Executive's duties, (c) intentional engagement in conduct which is materially injurious to the Company or its Affiliates (monetarily or otherwise) or (d) conviction of a felony, which, in the case of clauses (a), (b) or (c) has not been cured within 30 days after a written demand for substantial performance is delivered to Executive by the Board, which demand specifically identifies the conduct which the Board asserts to constitute Cause. For purposes of the definition of Cause, an act or failure to act on the part of Executive will be deemed "intentional" only if done or omitted to be done by Executive not in good faith and without reasonable belief that his/her action or omission was in the best interest of the Company, and no act or failure to act on the part of Executive will be deemed "intentional" if it was due primarily to an error in judgment or negligence.

                  A "CHANGE OF CONTROL" shall be deemed to have occurred upon the occurrence of any of the following events:




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                  (a) 30% OWNERSHIP CHANGE: Any Person, other than an
         ERISA-regulated pension plan established by the Company or an Affiliate, makes an acquisition of Outstanding Voting Stock and is, immediately thereafter, the beneficial owner of 30% or more of the then Outstanding Voting Stock, unless such acquisition is made directly from the Company in a transaction approved by a majority of the Incumbent Directors; or any group is formed that is the beneficial owner of 30% or more of the Outstanding Voting Stock; or

                  (b) BOARD MAJORITY CHANGE: Individuals who are Incumbent Directors cease for any reason to constitute a majority of the members of the Board; or

                  (c) MAJOR MERGERS AND ACQUISITIONS: Consummation of a Business Combination unless, immediately following such Business Combination,
         (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 70% of the then outstanding shares of voting stock of the parent corporation resulting from such Business Combination in substantially the same relative proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Voting Stock, (ii) if the Business Combination involves the issuance or payment by the Company of consideration to another entity or its shareholders, the total fair market value of such consideration plus the principal amount of the consolidated long-term debt of the entity or business being acquired (in each case, determined as of the date of consummation of such Business Combination by a majority of the Incumbent Directors) does not exceed 50% of the sum of the fair market value of the Outstanding Voting Stock plus the principal amount of the Company's consolidated long-term debt (in each case, determined immediately prior to such consummation by a majority of the Incumbent Directors), (iii) no Person (other than any corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of voting stock of the parent corporation resulting from such Business Combination and (iv) a majority of the members of the board of directors of the parent corporation resulting from such Business Combination were Incumbent Directors of the Company immediately prior to consummation of such Business Combination; or

                  (d) MAJOR ASSET DISPOSITIONS: Consummation of a Major Asset Disposition unless, immediately following such Major Asset Disposition,
         (i) individuals and entities that were beneficial owners of the Outstanding Voting Stock immediately prior to such Major Asset Disposition beneficially own, directly or indirectly, more than 70% of the then outstanding shares of voting stock of the Company (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) and (ii) a majority of the members of the board of directors of the Company (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that




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         owns a majority of the outstanding voting stock of such acquiring entity) were Incumbent Directors of the Company immediately prior to consummation of such Major Asset Disposition.

For purposes of the foregoing definition,

                  (1) the term "Person" means an individual, entity or group;

                  (2) the term "group" is used as it is defined for purposes of
         Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act");

                  (3) the term "beneficial owner" is used as it is defined for purposes of Rule 13d-3 under the Exchange Act;

                  (4) the term "Outstanding Voting Stock" means outstanding voting securities of the Company entitled to vote generally in the election of directors; and any specified percentage or portion of the Outstanding Voting Stock (or of other voting stock) shall be determined based on the combined voting power of such securities;

                  (5) the term "Incumbent Director" means a director of the Company (x) who was a director of the Company on January 1, 2003 or (y) who becomes a director subsequent to such date and whose election, or nomination for election by the Company's shareholders, was approved by a vote of a majority of the Incumbent Directors at the time of such election or nomination, except that any such director shall not be deemed an Incumbent Director if his or her initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies by or on behalf of a Person other than the Board;

                  (6) the term "election contest" is used as it is defined for purposes of Rule 14a-11 under the Exchange Act;

                  (7) the term "Business Combination" means (x) a merger or consolidation involving the Company or its stock or (y) an acquisition by the Company, directly or through one or more subsidiaries, of another entity or its stock or assets;

                  (8) the term "parent corporation resulting from a Business Combination" means the Company if its stock is not acquired or converted in the Business Combination and otherwise means the entity which as a result of such Business Combination owns the Company or all or substantially all the Company's assets either directly or through one or more subsidiaries; and

                  (9) the term "Major Asset Disposition" means the sale or other disposition in one transaction or a series of related transactions of 70% or more of the assets of the Company and its subsidiaries on a consolidated basis; and any



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

         specified percentage or portion of the assets of the Company shall be based on fair market value, as determined by a majority of the Incumbent Directors.

                  "COMPANY" means Reliant Resources, Inc., and, except for purposes of determining whether a Change of Control has occurred, any successor thereto.

                  "COVERED TERMINATION" means any termination of Executive's employment with the Company or any Affiliate thereof during the term of this Agreement that does not result from any of the following:

                           (i) death;

                           (ii) disability entitling Executive to benefits under
                  the Company's long-term disability plan;

                           (iii) termination for Cause; or

                           (iv) termination by Executive.

Notwithstanding the foregoing, a Covered Termination shall also include a termination by Executive for Good Reason.

                  "GOOD REASON" shall mean the occurrence of any of the following events during the period commencing on the date hereof and ending on the third anniversary of the date hereof

                  (i) assignment to the Executive any duties inconsistent with the Executive's position (including offices, titles and reporting requirements), authority, duties or responsibilities with the Company in effect on the date hereof;

                  (ii) removal of the Executive from, or fail to re-elect or appoint the Executive to, any duties or position with the Company or any of its Affiliates that were assigned or held by the Executive on the date hereof, except that a nominal change in the Executive's title that is merely descriptive and does not affect rank or status shall not constitute such an event;

                  (iii) taking any other action that results in a diminution in such position, authority, duties, status or responsibilities or otherwise take any action that interferes therewith;

                  (iv) reducing the Executive's annual base salary as in effect on the date hereof or as the Executive's annual base salary may be increased from time to time hereafter;

                  (v) reducing the Executive's annual bonus opportunity to an amount less the bonus opportunity as in effect as of the date hereof at any time on or prior to the third anniversary of the Effective Date;




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                  (vi) relocating the Executive's principal office outside of the metropolitan area of the City of Houston, Texas;

                  (vii) failure to (x) continue in effect any bonus, incentive, profit sharing, performance, savings, retirement or pension policy, plan, program or arrangement (such policies, plans, programs and arrangements collectively being referred to herein as "Basic Benefit Plans"), including, but not limited to, any deferred compensation, supplemental executive retirement or other retirement income, stock option, stock purchase, stock appreciation, or similar policy, plan, program or arrangement of the Company, in which the Executive was a participant on the date hereof, unless an equitable and reasonably comparable arrangement (embodied in a substitute or alternative benefit or plan) shall have been made with respect to such Basic Benefit Plan, or (y) continue the Executive's participation in any Basic Benefit Plan (or any substitute or alternative plan) on substantially the same basis, both in terms of the amount of benefits provided to the Executive (which are in any event always subject to the terms of any applicable Basic Benefit Plan) and the level of the Executive's participation relative to other participants, as existed on the date hereof unless it is part of a general reduction in those types of programs applicable to all similarly situated executives;

                  (viii) failure to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company's other employee benefit plans, policies, programs and arrangements, including, but not limited to, life insurance, medical, dental, health, hospital, accident or disability plans, in which the Executive was a participant on the date hereof unless it is part of a general reduction in those types of programs applicable to all similarly situated executives;

                  (ix) taking any action that would directly or indirectly reduce any other non-contractual benefits that were provided to the Executive by the Company on the date hereof or deprive the Executive of any fringe benefit enjoyed by the Executive on the date hereof unless it is part of a general reduction in those types of programs applicable to all similarly situated executives;

                  (x) failure to provide the Executive with the number of paid vacation days to which the Executive was entitled in accordance with the Company's vacation policy in effect on the date hereof;

                  (xi) failure to continue to provide Executive with office space, related facilities and support personnel (including, but not limited to, administrative and secretarial assistance) (y) that are both commensurate with Executive's responsibilities to and position with the Company on the date hereof and not materially dissimilar to the office space, related facilities and support personnel provided to other employees of the Company having comparable responsibility to the Executive, or (z) that are physically located at the Company's principal executive offices;



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

                  (xii) requiring the Executive to perform a majority of his duties outside the Company's principal executive offices for a period of more than 21 consecutive days or for more than 90 days in any calendar year;

                  (xiii) failure to honor any provision of this Agreement;

                  (xiv) giving effective notice of an election to terminate at the end of the term; or

                  (xv) purporting to terminate the Executive's employment by the Company for any reason other than Cause;

and shall also mean the occurrence of any of the following events on or following the occurrence of a Change of Control:

                  (a) a significant reduction in the duties or responsibilities of Executive from those applicable to him/her immediately prior to the date on which a Change of Control occurs;

                  (b) a reduction by the Company in Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time;

                  (c) the failure by the Company to continue in effect any compensation plan in which Executive participates immediately prior to the Change of Control which is material to Executive's total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of Executive's participation relative to other participants, as existed immediately prior to the Change of Control;

                  (d) the failure by the Company to continue to provide Executive with benefits substantially similar to those enjoyed by Executive under any of the Company's pension, savings, life insurance, medical, health and accident, or disability plans in which Executive was participating immediately prior to the Change of Control, the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed by Executive at the time of the Change of Control or the failure by the Company to provide Executive with paid vacation on the same basis as was applicable to Executive immediately prior to the Change of Control; or

                  (e) a change in the location of Executive's principal place of employment with the Company by more than 50 miles from the location where Executive was principally employed immediately prior to the date on which a



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         Change of Control occurs or the Company requiring Executive to be based in a location other than that of the Company's principal executive offices.

                  "PERFORMANCE SHARES" means an award issued to the Executive under the Company's Long-Term Incentive Plan or any successor plan, in the form of shares of common stock of the Company or any successor, or units denominated in shares of Common Stock of the Company or any successor the vesting of which is subject to the attainment of one or more performance objectives.

                  "RESTRICTED SHARES" means an award issued to the Executive under the Company's Long-Term Incentive Plan, the 1994 Houston Industries Incorporated Long-Term Incentive Compensation Plan, as amended, the Reliant Energy, Incorporated Long-Term Incentive Plan, the Reliant Resources, Inc. Transition Stock Plan or any successor plan in the form of shares of common stock of the Company or of CenterPoint Energy, Incorporated or any successor or units denominated in shares of Common Stock of the Company or of CenterPoint Energy, Incorporated or any successor that is subject to a time-based vesting schedule.

                  "SALARY" means Executive's base salary as in effect immediately prior to the termination of his employment or, if higher, the base salary in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

                  "STOCK OPTION" means a right to purchase a specified number of shares of common stock of the Company or of Reliant Energy, Incorporated at a specified price issued to Executive under the 1994 Houston Industries Incorporated Long-Term Incentive Compensation Plan, as amended, the Company's 2001 and 2002 Long-Term Incentive Plans, the Company's 2002 Stock Plan, the Reliant Energy, Incorporated Long-Term Incentive Plan, or any successor plan.

                  "TARGET BONUS PERCENTAGE" means Executive's target incentive award opportunity under the Reliant Resources, Inc. Annual Incentive Compensation Plan (or any successor plan) in effect immediately prior to the termination of his employment or, if higher, immediately prior to the first event or circumstance constituting Good Reason.

                  "WAIVER AND RELEASE" means a legal document, in the form attached hereto as Exhibit A or such other form as may be prescribed by the Company, but which form may not be altered, amended or modified after execution of a binding agreement to effect a Change of Control without the consent of the Executive.

                  "WELFARE BENEFIT COVERAGE" shall mean each of life insurance, medical, dental and vision benefits.

         2. SEVERANCE BENEFITS: If Executive (a) experiences a Covered Termination, (b) executes and returns to the Company a Waiver and Release within the time period prescribed in the Waiver and Release following the date of Executive's Covered Termination, and (c) does not revoke such Waiver and Release within the time period prescribed in the Waiver and



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Release, then Executive shall be entitled to receive, as additional compensation for services rendered to the Company (including its Affiliates), the following severance benefits:

                  (a) CASH SEVERANCE PAYMENTS: Executive will receive an amount equal to the product of (1) three and (2) the sum of (a) the Salary and
         (b) the greater of (i) the product of the Salary multiplied by the Target Bonus Percentage, or (ii) the highest annual bonus paid to Executive during his employment with the Company, in one lump sum payment, within 15 days after the expiration of the Waiver and Release revocation period.

                  (b) PRO RATED BONUS: Executive will receive an amount equal to the product of (1) the Salary and (2) Target Bonus Percentage, with the product of (1) and (2) prorated based on the number of days Executive was employed during the bonus year in which his employment terminated. Such bonus shall be paid within 15 days after the expiration of the Waiver and Release revocation period.

                  (c) TREATMENT OF EQUITY AWARDS. Executive will become fully vested in each outstanding stock option, restricted stock, performance share and other equity based award from the Company that was granted to Executive prior to January 1, 2004 (including, without limitation, the grant of 212,000 shares of restricted stock made to Executive in May,
         2003) and, to the extent that any such award contains a provision for an exercise period, the exercise period for each such award shall be extended through the maximum term of the award, which maximum term shall not be shortened due to the termination of Executive's employment with the Company or any Affiliate.

                  (d) WELFARE BENEFIT COVERAGE: Continued Welfare Benefit Coverage for Executive and his/her eligible dependents at the active employee rate for a period of (1) 3 years following the date of Executive's Covered Termination which occurs following a Change of Control or (2) 18 months following any other Covered Termination. Such entitlement shall apply only to those Welfare Benefit Coverages that the Company has in effect from time to time for active employees. If Executive's employment is terminated following a Change of Control and Executive would have become entitled to benefits under the Company's postretirement health care or life insurance plans, as in effect immediately prior to the termination or of his employment (or, if more favorable to Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason), had the Executive's employment terminated at any time during the period of three years following the date upon which Executive's employment was terminated, the Company shall provide such post-retirement health care or life insurance benefits to Executive and Executive's dependents commencing on the later of (i) the date on which such coverage would have first become available and (ii) the date on which benefits described in the first sentence of this paragraph 2(c) terminate. Benefits otherwise receivable by Executive pursuant to this Section 2(c) shall be reduced to the extent Executive becomes eligible to receive benefits pursuant to a government-sponsored health insurance or health care program.




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                  (e) OUTPLACEMENT: Reimbursement for fees incurred for
         outplacement services within twenty-four months of the date of Executive's Covered Termination in connection with Executive's efforts to obtain new employment, up to a maximum of $100,000.

                  (f) FINANCIAL PLANNING: Continued access, for the remainder of the calendar year in which the Covered Termination occurs or for 60 days (if greater), to the financial planning services available to executive employees at the time of Covered Termination.

         3. CHANGE OF CONTROL EQUITY-BASED BENEFITS: Without limiting the provisions of Section 2(c), immediately upon any Change of Control or, if earlier, immediately upon a Covered Termination, Executive shall be entitled to receive, as additional compensation for services rendered to the Company (including its Affiliates), benefits with respect to any equity based compensation in accordance with the applicable plans and agreements.

         4. CERTAIN ADDITIONAL PAYMENTS: Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 4 (a "Payment")) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment (whether through withholding at the source or otherwise) by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto), employment taxes and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                  Subject to the provisions of this Section 4, all determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this
Section 4, shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive's applicable



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federal income tax return would not result in the imposition of negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of
Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to the following provisions of this
Section 4 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

                  Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                  (a) give the Company any information reasonably requested by the Company relating to such claim;

                  (b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect, to such claim by an attorney reasonably selected by the Company;

                  (c) cooperate with the Company in good faith in order to effectively contest such claim; and

                  (d) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax, employment tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 4, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or




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more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax, employment tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  If, after the receipt by Executive of an amount advanced by the Company pursuant to the foregoing provisions of this Section 4, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company complying with the requirements of this Section 4) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to the foregoing provisions of this Section 4, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                  If the Company is obligated to provide the Executive with one or more Welfare Benefit Coverages pursuant to Section 2(c), and the amount of such benefits or the value of such benefit coverage (including without limitation any insurance premiums paid by the Company to provide such benefits) is subject to any income, employment or similar tax imposed by federal, state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Income Tax") because such benefits cannot be provided under a nondiscriminatory health plan described in Section 105 of the Code or for any other reason, the Company will pay to the Executive an additional payment or payments (collectively, an "Income Tax Payment"). The Income Tax Payment will be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), the Executive retains an amount of the Income Tax Payment equal to the Income Tax imposed with respect to such welfare benefits or such welfare benefit coverage.

         5. LEGAL FEES AND EXPENSES: It is the intent of the Company that Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive's rights under this Agreement by litigation or otherwise because the cost and expense thereof would detract from the benefits intended to be extended to Executive hereunder. Accordingly, if it should appear to Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or




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unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of Executive's choice, at the expense of the Company as hereafter provided, to advise and represent Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to Executive entering into an attorney-client relationship with such counsel, and in that connection the Company and Executive agree that a confidential relationship will exist between Executive and such counsel. Without regard to whether Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys' fees and related expenses incurred by Executive in connection with any of the foregoing except to the extent that a final judgment no longer subject to appeal finds that a claim or defense asserted by Executive was frivolous. In such a case, the portion of such fees and expenses incurred by Executive as a result of such frivolous claim or defense shall become Executive's sole responsibility and any funds advanced by the Company or by a trust created to secure such payment shall be repaid.

                  In the event a Change of Control occurs, the performance of the Company's obligations under this Section 5 will be funded by amounts deposited or which may be deposited in trust pursuant to certain trust agreements to which the Company may be a party providing that the fees and expenses of counsel selected from time to time by Executive pursuant to this
Section 5 will be paid, or reimbursed to Executive if paid by Executive, either in accordance with the terms of such trust agreements, or, if not so provided, on a regular, periodic basis upon presentation by Executive to the Company or to the trustee of a statement or statements prepared by such counsel in accordance with its customary practices. In order to be eligible for payment of expenses directly from the Company, Executive must first exhaust all rights to payment under the trust agreements, if any, contemplated immediately above. The pendency of a claim by the Company that a claim or defense of Executive is frivolous or otherwise lacking merit shall not excuse the Company (or the trustee of a Trust contemplated by this Section 5) from making periodic payments of legal fees and expenses until a final judgment is rendered as hereinabove provided. Any failure by the Company to satisfy any of its obligations under this Section 5 will not limit the rights of Executive hereunder. Subject to the foregoing, Executive will have the status of a general unsecured creditor of the Company and will have no right to, or security interest in, any assets of the Company or any Affiliate.

         6. CONFIDENTIALITY: Executive acknowledges that pursuant to this Agreement, the Company agrees to provide to him Confidential Information regarding the Company and the Company's business and has previously provided him other such Confidential Information. In return for this and other consideration provided under this Agreement, Executive agrees that he will not, while employed by the Company and thereafter, disclose or make available to any other person or entity, or use for his own personal gain, any Confidential Information, except for such disclosures as required in the performance of his duties hereunder as may otherwise be required by law or legal process (in which case Executive and shall notify the Company of such legal or judicial proceeding as soon as practicable following his receipt of notice of such a proceeding, and permit the Company to seek to protect its interests and information). For purposes of this Agreement, "Confidential Information" shall mean any and all information, data and knowledge that has been created, discovered, developed or otherwise become known to the Company or any of its affiliates or ventures or in which property rights have been assigned or otherwise conveyed to the Company or any of its affiliates or ventures, which information, data or knowledge has commercial value in the business in which the Company is engaged, except such information, data or knowledge as is or becomes known to the public without violation of the terms of this Agreement. By way of illustration, but not limitation, Confidential Information includes business trade secrets, secrets concerning the Company's plans and strategies, nonpublic information concerning material market opportunities, technical trade secrets, processes, formulas, know-how, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, manuals, records of research, reports, memoranda, computer software, strategies, forecasts, new products, unpublished financial information, projections, licenses, prices, costs, and employee, customer and supplier lists or parts thereof.

         7. RETURN OF PROPERTY: Executive agrees that at the time of leaving the Company's employ, he will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) all Confidential Information as well as all other devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, customer or client lists or information, or any other documents or property (including all reproductions of the aforementioned items) belonging to the Company or any of its affiliates or ventures, regardless of whether such items were prepared by Executive.

         8. NON-SOLICITATION AND NON-COMPETITION:

                  (a) For consideration provided under this Agreement, including but not limited to the Company's agreement to provide Executive with Confidential Information regarding the Company and the Company's business, Executive agrees that while employed by the Company and for one year following a Covered Termination that does not occur following a Change of Control, he shall not, without the prior written consent of the Company, directly or indirectly, (i) hire or induce, entice or solicit (or attempt to induce entice or solicit) any employee of the Company or any of its affiliates or ventures to leave the employment of the Company or any of its affiliates or ventures or (ii) solicit or attempt to solicit the business of any customer or acquisition prospect of the Company or any of its affiliates or ventures with whom Executive had any actual contact while employed at the Company.

                  (b) Additionally, for consideration provided under this Agreement, including but not limited to the Company's agreement to provide Executive with Confidential Information regarding the Company and the Company's business, Executive agrees that while employed by the Company and for one year following a Covered Termination that does not occur following a Change of Control, he will not, without the prior written consent of the Company, acting alone or in conjunction with others, either directly or indirectly, engage in any business that is in competition with the Company or accept employment with or render services to such a business as an officer, agent, employee, independent contractor or consultant, or otherwise engage in activities that are in competition with the Company.

                  (c) The restrictions contained in this Paragraph 8 are limited to a 50-mile radius around any geographical area in which the Company engages (or has definite plans to engage) in operations or the marketing of its products or services at the time of a Covered Termination.

                  (d) Executive acknowledges that these restrictive covenants under this Agreement, for which Executive received valuable consideration from the Company as provided in this Agreement, including but not limited to the Company's agreement to provide Executive with Confidential Information regarding the Company and the Company's business are ancillary to otherwise enforceable provisions of this Agreement that the consideration provided by the Company gives rise to the Company's interest in restraining Executive from competing and that the restrictive covenants are designed to enforce Executive's consideration or return promises under this Agreement. Additionally, Executive acknowledges that these restrictive covenants contain limitations as to time, geographical area, and scope of activity to be restrained that are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other legitimate business interests of the Company, including but not limited to the Company's need to protect its Confidential Information.

         9. NOTICES: For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to Company:        Reliant Resources, Inc.
                                        1111 Louisiana
                                        Houston, Texas 77002
                                        ATTENTION: Chairman of the Board

                  If to Executive:      Robert W. Harvey
                                        1558 Kirby
                                        Houston, Texas 77019

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

         10. APPLICABLE LAW: The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Texas, including the Texas statute of limitations, but without giving effect to the principles of conflict of laws of such State.

         11. SEVERABILITY: If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect.

         12. WITHHOLDING OF TAXES: The Company may withhold from any payments payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

         13. NO ASSIGNMENT; SUCCESSORS: Executive's right to receive payments or benefits hereunder shall not be assignable or transferable, whether by pledge, creation or a security interest or otherwise, whether voluntary, involuntary, by operation of law or otherwise, other than a transfer by will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Section 13 the Company shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

                  This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns (including, without limitation, any company into or with which the Company may merge or consolidate).

         14. PAYMENT OBLIGATIONS ABSOLUTE: Except for the requirement of the Executive to execute and return to the Company the Waiver and Release in accordance with Section 2, the Company's obligation to pay (or cause one of its Affiliates to pay) Executive the amounts and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company (including its Affiliates) may have against him/her or anyone else. All amounts payable by the Company (including its Affiliates hereunder) shall be paid without notice or demand. Executive shall not be obligated to sign an agreement not to compete with the Company or to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any other employment shall in no event effect any reduction of the Company's obligations to make (or cause to be made) the payments and arrangements required to be made under this Agreement.

         15. NUMBER AND GENDER: Wherever appropriate herein, words used in the singular shall include the plural and the plural shall include the singular. The masculine gender where appearing herein shall be deemed to include the feminine gender.

         16. CONFLICTS: This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes any other prior agreement or other understanding, whether oral or written, express or implied, between them concerning, related to or otherwise in connection with, the subject matter hereof (including any statement, agreement or understanding which may have been made or reached in connection with the negotiation of an employment agreement between Executive and the Company (or any predecessor of the

Company) and that, following the date hereof, no such agreement or understanding shall be of any further force or effect. Executive acknowledges that he has no rights or claims against CenterPoint Energy, Inc. ("CenterPoint") with respect to any purported employment agreement between Executive and CenterPoint.

         17. TERM: The effective date of the Agreement is May 30, 2003. The term of this Agreement shall be for a period of three years after such effective date; provided, however, upon each anniversary of the effective date, the term shall be extended automatically for an additional one-year period unless the Company shall have delivered to Executive written notice of nonrenewal prior to the applicable anniversary. Upon the occurrence of a Change of Control, the term shall be automatically extended to a date, which is three years from the date upon which the Change of Control occurs. If Executive's employment is terminated prior to the occurrence of a Change of Control this Agreement shall immediately terminate, except that terms of this Agreement, which must survive the termination this Agreement in order to be effectuated (including the provisions of Sections 2,5,6,7 and 8) shall survive.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered this 30th day of May 2003, but effective as of the day and year first above written.

                        RELIANT RESOURCES, INC.

                        By /s/ JOEL V. STAFF
                          ---------------------------------------
                          Joel V. Staff
                          Chairman and Chief Executive Officer



                        EXECUTIVE




                        /s/ ROBERT W. HARVEY
                        -----------------------------------------
                        Robert W. Harvey

                                    EXHIBIT A

                               WAIVER AND RELEASE

                  In exchange for the payment to me of the severance benefits described in Section 2 of the Severance Agreement between Reliant Resources, Inc. (the "Company") and me effective as of _______, 200_ (the "Agreement") and of other remuneration and consideration provided for in the Agreement (the "Benefits"), which is in addition to any remuneration or benefits to which I am already entitled, I agree not to sue and to release and forever discharge the Company and all of its parents, subsidiaries, affiliates and unincorporated divisions, and its or their respective officers, directors, agents, servants, employees, successors, assigns, insurers, employee benefit plans and fiduciaries, and agents of any of the foregoing (collectively, the "Corporate Group") from any and all damages, losses, causes of action, expenses, demands, liabilities, and claims on behalf of myself, my heirs, executors, administrators, and assigns with respect to all matters relating to or arising out of my employment with or separation from the Company, under any employee benefit plan or claims for indemnity arising as a result of my being an officer or fiduciary of the Corporate Group. The release does not apply to claims or causes of action accruing after the date hereof.

                  I ACKNOWLEDGE THAT SIGNING THIS WAIVER AND RELEASE IS AN IMPORTANT LEGAL ACT AND THAT I HAVE BEEN ADVISED IN WRITING TO CONSULT AN ATTORNEY PRIOR TO EXECUTION. I ALSO UNDERSTAND THAT, IN ORDER TO BE ELIGIBLE FOR THE BENEFITS, I MUST SIGN AND RETURN THIS WAIVER AND RELEASE TO THE COMPANY'S GENERAL COUNSEL. I ACKNOWLEDGE THAT I HAVE BEEN GIVEN AT LEAST 21 DAYS TO CONSIDER WHETHER TO EXECUTE THIS WAIVER AND RELEASE.

                  In exchange for the payment to me of the Benefits, which is in addition to any remuneration or benefits to which I am already entitled, (1) I agree not to sue in any local, state or federal court regarding or relating in any way to my employment with or separation from the Company or any member of the Corporate Group, and (2) I knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from the Company or any member of the Corporate Group, except to the extent that my rights are vested under the terms of employee benefit plans sponsored by the Corporate Group, rights described in the Agreement, claims for indemnity from the Corporate Group arising as a result of being an officer or fiduciary of the Corporate Group, and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed. Except for the matters identified above that are not the subject of this Waiver and Release, this Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Energy Reorganization Act, as amended, 42 U.S.C. 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Family and

Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Texas Labor Code 1.001 et. seq.; the Texas Labor Code;
the Sarbanes-Oxley Act of 2002; claims in connection with workers' compensation or "whistle blower" statutes; and claims for breach of contract (whether written or oral, expressed or implied), tort, personal injury, defamation, negligence or wrongful termination; and any other claims under the statutory, regulatory, administrative, constitutional or common law of any nation, state, locality or any other jurisdiction.

                  Further, I expressly represent that no promise or agreement which is not expressed in this Waiver and Release has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of any member of the Corporate Group or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me. I acknowledge and agree that the Company will withhold any taxes required by federal or state law from the Benefits otherwise payable to me.

                  I understand that for a period of seven calendar days following the Company's receipt of this Waiver and Release executed by me, I may revoke my acceptance of the offer of the Benefits by delivering a written statement to the Company's General Counsel, by hand or by registered-mail, in which case the Waiver and Release will not become effective. In the event I revoke my acceptance of this offer, the Company shall have no obligation to provide me the Benefits. I understand that failure to revoke my acceptance of the offer within seven days after the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

                  I agree that the terms of this Waiver and Release are CONFIDENTIAL and that any disclosure to anyone for any purpose whatsoever except as required by law by me or my agents, representatives, heirs, spouse, employees or spokespersons shall be a breach of this Waiver and Release.

                  I agree that this Waiver and Release is valid. I agree that this Waiver and Release is fair, adequate and reasonable. I agree that my consent to this Waiver and Release was with my full knowledge and was not procured through fraud, duress or mistake.

                  I acknowledge that payment of the Benefits is not an admission by any member of the Corporate Group that they engaged in any wrongful or unlawful act or that any member of the Corporate Group violated any law or regulation. I understand that nothing in this Waiver and Release is intended to prohibit, restrict or otherwise discourage me from engaging in any activity related to matters of public or employee health or safety, specifically to include activity protected under 42 U.S.C. Section 5851 and 10 C.F.R. Section 50.7, including, but not limited to, providing information to the Nuclear Regulatory Commission ("NRC") regarding nuclear safety or quality concerns, potential violations or other matters within the NRC's jurisdiction. Similarly, nothing herein is intended to prohibit, restrict or otherwise discourage me or any other individual from making reports of unsafe, wrongful or illegal conduct to any agency or branch of the local, state or federal government, including law enforcement authorities, public utility commissions, energy regulatory commissions or any other lawful authority.

                  I understand and agree that in the event of any breach of the provisions of Sections 6 or 8 of the Agreement, or threatened breach, by me, the Company, in its discretion, may initiate appropriate action as provided in those Sections and may recover all lawful damages which it may prove by a preponderance of the evidence in accordance with the law specified in those Sections.

                  I acknowledge that this Waiver and Release set forth the entire understanding and agreement between me and the Company concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and Company or any other member of the Corporate Group. The invalidity or enforceability of any provisions hereof shall in no way affect the validity or enforceability of any other provision.


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Name

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Social Security Number

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Signature Date





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